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Exhibit 10.2

                               EMPLOYMENT CONTRACT
                               -------------------


         THIS EMPLOYMENT CONTRACT ("Agreement") is dated as of the 1st day of January, 2008, by and between Magnum D'or Resources, Inc., a Nevada Corporation (the "Company") and Joseph J. Glusic, ("Glusic" or "Executive").

                                   BACKGROUND

            WHEREAS, Glusic is a current member of the Board of Directors (the "Board) of the Company and has considerable experience in Engineering, Management, and Waste Disposal activities; and

         WHEREAS, Glusic is well versed in the Rules and Regulations associated with Design, Construction, Permitting and Environmental Issues associated with Commercial Sighting, Scheduling, Equipment Acquisition, Start-up and Testing of Commercial facilities; and

         WHEREAS the Board believes that Glusic, as Chief Executive Officer of the Company would be a most important ingredient in the Company's growth and has requested that Glusic accept such appointment as Chief Executive Officer; and

         WHEREAS Glusic has agreed to accept such employment under the terms and conditions hereinafter set forth.

         NOW, THEREFORE, in consideration of the foregoing and of the mutual promises and undertakings contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

              1. EMPLOYMENT. The Company hereby agrees to employ Glusic, as its Chief Executive Officer, and Glusic hereby accepts such employment, on the terms and conditions hereinafter set forth.

               2. TERM. The term of Glusic's employment under this Agreement shall be for a period of five (5) years, commencing on January 1st, 2008 and ending on December 31, 2012, unless further extended or sooner terminated as hereinafter provided ("Term"). The last day of the Term, unless extended in writing and approved by the Board of Directors, is hereinafter referred to as the "Expiration Date."

               3. POSITION AND DUTIES. During the Term of this Agreement, Executive shall be employed as Chief Executive Officer of the Company, and remain a member of the Board of the Company. In such capacity, Glusic shall have overall responsibility of overseeing all Company matters. Glusic hereby accepts such employment and agrees to perform the duties and responsibilities set forth herein.

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               4. PLACE OF PERFORMANCE. The principal place of employment and office of Glusic shall be at the Company's headquarters in Fort Lauderdale, Florida, or such other location as may be agreed to in writing by the Company and Glusic.

               5. COMPENSATION AND RELATED MATTERS.

                      a. BASE SALARY. As compensation for the performance by the Executive of his duties hereunder, the Company shall pay Glusic a base salary of $10,000 U.S per month for the period commencing January1st, 2008 through and including January 1st, 2009. The Executive's base salary shall be increased over the previous year's base salary in each of the subsequent twelve (12) month periods by; an amount that is the greater of 5%, or the percentage increase in the average United States Cost of Living Index, as defined below.

For purposes of this Agreement, the term "Cost of Living Index" shall refer to the percentage change (increases only) of the Consumer Price Index ("CPI"), all items, in the United States as compiled by the United States Department of Labor, Bureau of Labor Statistics, Washington, D.C., or its successor index. If at the time of adjustment the CPI is no longer reported or its basic principle has been altered, an alternative method shall be used to equitably reflect the percentage of increase in the cost of living.

                      b. ANNUAL BONUS/INCENTIVE COMPENSATION. In addition to the compensation described in subparagraph "5.a" above, Glusic may receive such additional compensation in the form of an annual incentive bonus, as has been approved and recommended by the Compensation Committee or the Board of the Company. Any annual incentive bonus awarded to Glusic shall be paid to Glusic as mutually agreed upon between the Company and the Executive, but in no event shall be later than 120 days after the end of the fiscal year of the Company for which such incentive bonus has been awarded.

                      c. ADDITIONAL COMPENSATION. As an inducement to Glusic to accept the position of Chief Executive Officer of the Company, simultaneously with the commencement of his employment by the Company, he shall be granted a signing bonus of 200,000 Common Shares of free trading Company Stock issued by the Company under S-8 and an option to purchase 500,000 shares of Common Stock at a price fixed by the terms of the Company Equity Stock Option Plan (ESOP). Thereafter, Glusic shall receive such additional options as shall be determined by the Options Committee of the Board of Directors. In the event that the Company is sold, merged, or acquired by another entity during the duration of employment of Executive; or within two years of Termination, other than for cause, Executive's option agreement will be increased, as a minimum, by a factor of two, and exercisable at the same terms and conditions set forth above.

In addition, the Company agrees to increase the base salary of Glusic when the following events occur:

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         i.       $10,000 per month upon the start up of each Company owned TPE plant via direct ownership or via a bonafide joint venture agreement approved by the Board of Directors.

         ii. $20,000 per month upon the start up of each tire recycling Company owned Plant.

In no case is this agreement to exceed $40,000 per month regardless of plant startups. Any additional base salary increases above $40,000 per month must be approved by the Board of Directors and attached as an amendment to this employment agreement.

                      d. ADDITIONAL PAID BENEFITS/EXPENSES.

                              (1) INSURANCE COVERAGE; EMPLOYEE BENEFIT PLANS.
Glusic shall be included in the Company's group life, health, disability, major medical, and other insurance coverages provided for senior employees of the Company during the term of this Agreement and any renewal thereof. Glusic shall also be included as a member in any profit-sharing, pension, retirement, or other employee benefit plan which may be adopted by the Company during the term of this Agreement or any renewal thereof, provided such plan applies to other executive employees of the Company and Glusic has met the qualification requirements thereof.

                              (2) VACATION. Paid vacation of two (2) weeks and
such additional vacation as shall be approved by the Company, which vacation shall be taken at such times as are mutually convenient to Glusic and the Company. Glusic shall not be entitled to carry over any unused vacation accrued during any calendar year to any succeeding year unless unused vacation days and the inability to utilize them were due to Company responsibilities and requirements.

                              (3) EXPENSES. Upon submission of receipts and
proper documentation, the Company hereby agrees to reimburse Glusic for expenses incurred by Glusic in connection with business travel, including parking, tolls, mileage, lodging and meals, business entertainment, dues, subscription fees, and membership fees to any professional association or organization related to the Company's business of which Glusic is a member or shall become a member during the term hereof or any renewal thereof.

                              (4) AUTOMOBILE. During the term of this Agreement,
the Company shall pay Glusic $625 U.S. per month automobile allowance as reimbursement for his exclusive use of a business vehicle, and shall pay for all business costs of operation thereof, including but not limited to maintenance, repairs, insurance, fuel, and all other costs necessary and incident thereto. This amount shall be increased in each of the subsequent twelve (12) month periods by an amount equal to the provisions set forth in item 5a, above. The selection of the make and model of an automobile shall be at the discretion of Glusic. The Company shall have no liability in regards to the operation and use of this vehicle.

                              (5) RELOCATION AND MOVING EXPENSE. During the
duration of this employment contract it is mutually understood that Executive may be required to relocate his personal residence to effectively manage and operate the Company. In such an event, the company will pay for the consequential costs of temporary housing in such a place required to conduct Company business. Upon relocation, the Company shall pay for reasonable expenses


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incurred in connection with the relocation from Executive's current home to his new home ("Moving Expenses"). Specifically included will be the cost of movers for personal property, customary travel allowance, and up to an additional two weeks of paid personal time off to settle affairs associated with relocation and the interruption of schedule.

In addition, Executive will be given a cash payment in an amount equal to 10% of current annual salary as compensation for incidentals and inconveniences associated with such relocation. To the extent that such Relocation Expenses hereunder are subject to income taxes payable by you, the Company shall pay you an amount to reimburse for such income taxes due ("gross-up"). The Company shall promptly reimburse for Moving and Relocation Expenses upon submission of documentation (including receipts and invoices) supporting the expenses for which claims will be reimbursed. You agree to cooperate with the Company so as to obtain favorable rates for the costs and services for which the Company shall reimburse. The Company agrees that it will act reasonably in approving and reimbursing you for the Relocation and Moving Expenses.

                      e. PAYMENT. The amounts of Base Salary, incentive compensation, and other payments and benefits as specified herein shall be paid from time to time in such manner as shall be agreeable between Glusic and the Company.

               6. TERMINATION. Glusic's employment hereunder may be terminated as follows:

                      a. DEATH. Glusic's employment shall terminate upon his death, and the date of his death shall be the Date of Termination.

                      b. DISABILITY. If Glusic shall fail or become unable to perform any of his duties hereunder due to illness or other incapacity (as determined by a medical doctor mutually agreed to by Glusic or his legal representative and the Company) and such illness or incapacity shall continue for a period of more than 180 consecutive days ("Disability"), the Company may terminate Glusic's employment hereunder. In this event, the Date of Termination shall be thirty (30) days after notice of termination is given (provided that Glusic shall not have returned to the performance of his duties on a full-time basis during such thirty (30) day period).

                      c. CAUSE. The Company may terminate Glusic's employment in the event there occurs one or more of the following events that has not been cured (if curable) within thirty (30) days after written notice thereof has been given by the Company to Glusic ("Cause"); provided that the Company shall have delivered a written notice to Glusic within 30 days of its having actual knowledge of the occurrence of any of such events stating that the Company intends to terminate Glusic's employment for Cause and specifying the factual basis for such termination:

                              (1) the willful failure by Glusic to substantially
perform his duties as an employee of the Company (other than due to physical or mental illness) or after the delivery of a Notice of Termination for Constructive Termination by Glusic pursuant to Section "6.d" below;

                              (2) Glusic's engaging in misconduct that is
materially injurious to the Company or any subsidiary or any affiliate of the Company;

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                              (3) Glusic's having been convicted of, or entered
a plea of nolo contendere to, a crime that constitutes a felony;

                      d. CONSTRUCTIVE TERMINATION. Glusic may terminate his employment in the event there occurs one or more of the following events, without the written consent of Glusic, that has not been cured (if curable) within thirty (30) days after written notice thereof has been given by Glusic to the Company ("Constructive Termination"); provided that the Executive shall have delivered a written notice to the Board of the Company within 30 days of his having actual knowledge of the occurrence of the event or events constituting Constructive Termination, stating that he intends to terminate his employment for Constructive Termination and specifying the factual basis for such termination

                              (1) without Glusic's express written consent, the
assignment to Glusic of any duties or the reduction of Glusic's duties, either of which results in a significant diminution in Glusic's position or responsibilities with the Company in effect immediately prior to such assignment, or the removal of Glusic from such position and responsibilities;

                              (2) without Glusic's express written consent, a
substantial reduction, of the facilities and perquisites (including office space and location) available to Glusic immediately prior to such reduction;

                              (3) the relocation of Glusic to a facility or a
location more than fifty (50) miles from Glusic's present location, without Glusic's express written consent;

                              (4) any purported termination of Glusic's
employment by the Company which is not effected for death, disability or for cause (as set forth in Section "6.c" hereof), or any purported termination for which the grounds relied upon are not valid; or

                              (5) any material breach by the Company of any
material provision of this Agreement. In the event of a Constructive Termination, the Date of Termination shall be the date specified in the Notice of Termination, which shall be no more than thirty (30) days after the Notice of Termination.

                      e. TERMINATION BY GLUSIC. Glusic may terminate his employment hereunder by giving written notice to the Company, in which event such termination shall become effective thirty (30) days after the giving of written notice thereof, or earlier as may be specified by the Company after receipt of Glusic's Notice of Termination..

                      f. DISPUTE CONCERNING TERMINATION. If, within fifteen (15) days after any Notice of Termination (other than with respect to a termination of Glusic's employment by the Company without Cause) is given, or, if later, prior to the Date of Termination (as determined without regard to this Section "6.f"), the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be extended until the earlier of (i) the date on which the Term ends, or (ii) the date on which the dispute is finally resolved, either by mutual written agreement of the parties, by settlement of litigation, or by Order of a court of


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competent jurisdiction; provided, however, that the Date of Termination shall be extended by a notice of dispute given by Glusic only if such notice is given in good faith and Glusic pursues the resolution of such dispute with reasonable diligence.

                      g. COMPENSATION DURING DISPUTE. If the Date of Termination is extended in accordance with Section "6.f" above, the Company shall continue to pay Glusic the full compensation in effect when the notice giving rise to the dispute was given and continue Glusic as a participant in all compensation, benefit, and insurance plans in which Glusic was participating when the notice giving rise to the dispute was given, until the Date of Termination, as determined in accordance with Section "6.f" above. Amounts paid under this Section "6.g" shall not offset against or reduce any other amounts due under Section "7" of this Agreement.

               7. TERMINATION BENEFITS. Upon the termination of this Agreement by the Company prior to the expiration of the Term for any reason other than as specified in Sections "6.c" or "6.e" hereof, as a termination benefit:

                      a. SALARY BENEFIT. The Company shall pay to Glusic an amount equal to one (1) times the Base Salary in effect on the Date of Termination, such payment to be made as follows:

                              (1) in a lump-sum payment within ninety (90) days
of the Date of Termination in the event of a termination upon death;

                              (2) in a lump-sum payment within thirty (30) days
of the Date of Termination in the event of a termination without cause; and

                              (3) in equal monthly installments commencing
within thirty (30) days of the Date of Termination and continuing for the Term in the event of a termination upon disability; provided, however, that if Executive's death occurs during a period of disability, the remaining unpaid monthly installments shall be payable in a lump-sum within ninety (90) days of Executive's death.

                      b. HEALTH BENEFIT. During the life of Glusic and his spouse up until the termination of this agreement, Glusic and his spouse, if any, shall have the right to elect from time-to-time to be included in the Company's group accident and health insurance policies or programs, or shall be entitled to be paid an amount equal to the premiums which would be incurred for the purchase of accident and health insurance coverage comparable to that in effect on the Date of Termination. In addition, Glusic shall be included in the Company's group life and disability insurance policies in an amount not less than that in effect on the Date of Termination or shall be entitled to be paid an amount equal to the premiums which would be incurred for the purchase of comparable coverage.

                      c. LEGAL FEES. In the event of any dispute or proceeding arising under this Agreement where Glusic is ultimately the substantially prevailing party, the Company shall promptly reimburse Glusic for all costs, including without limitation, the reasonable attorneys' fees of any attorney of Glusic's choosing, incurred by Glusic in any such dispute or proceeding arising under this Agreement.

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               8. NON-COMPETITION AND CONFIDENTIALITY.

                      a. NON-COMPETITION. In recognition of the foregoing agreements, in the event that Glusic's employment pursuant to this Agreement is terminated for any reason by either party:

                              (1) if the termination is by reason of a
Constructive Termination or for Cause, Glusic agrees that he shall not for period of 24 months following the date of such termination or resignation, directly or indirectly own, manage, operate, consult, join, control, invest in (other than as a holder of not in excess of 1% of the outstanding voting shares of any publicly traded company), be employed by, participate in the formation, ownership, management, operation or control of, or be connected in any manner with, any Company deemed to be in competition with the Company or any of its subsidiaries.

                              (2) if the termination of Glusic is by the Company
without cause, Glusic agrees that the period of non-competition described in subparagraph (1) above shall be for a term of 12 months instead of 24 months.

                      b. CONFIDENTIALITY. Glusic acknowledges that he will be subject to certain restrictive covenants concerning his employment. In consideration of the terms of this Agreement, Glusic acknowledges and agrees that he will acquire confidential information of a special and unique nature and value relating to the Company's intentions, plans, procedures, confidential reports, financial resources, shareholders, investors, and prospective business. In this regard, Glusic hereby agrees that he will not:

                              (1) persuade or attempt to persuade any customer
of the Company to cease doing business with the Company, or persuade or attempt to persuade any potential customer not to become a customer of the Company;

                              (2) persuade or attempt to persuade any employee
of the Company to leave the Company's employ, or to become employed by any person, firm, or corporation other than the Company;

                              (3) divulge to anyone (other than the Company or
any person employed or designated in writing by the Company), make any unauthorized use of, or publish or use for their benefit or to the Company's detriment, any knowledge or information of any type whatsoever of a confidential nature relating to the businesses of the Company.

                      c. SPECIFIC ENFORCEMENT. The parties recognize that the services rendered by Glusic hereunder are special, unique, and of an extraordinary character, and in the event of Glusic's breach of the terms and conditions of this Agreement, or in the event Glusic shall leave Company's employment and breach the terms and conditions of this Agreement, Glusic consents to and authorizes the Company to institute and prosecute proceedings in any court of competent jurisdiction, either in law or in equity, to enjoin Executive from performing services in violation hereof during the term of this Agreement or the non-competition period specified in this Agreement. The parties agree that the period and geographic areas of restriction imposed upon Glusic by this Agreement are fair and reasonable and are reasonably required for the protection of the Company and its goodwill.

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               9. ASSIGNMENT. This Agreement shall not be assignable by either party.

               10. SEVERABILITY OF PROVISIONS. If any of the provisions of this Agreement or the application of any such provision shall for any reason be held invalid by a court of competent jurisdiction, such invalidity shall not affect or impair any other provision, it being the intention of the parties that such other provisions shall be and remain in full force and effect.

               11. COMPLIANCE WITH APPLICABLE LAWS. Glusic agrees to comply to the best of his ability with all laws and regulations in the conduct of his duties and obligations under this Agreement, and to comply with all regulations, resolutions, and policies of the Company.

               12. NOTICES. All notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be deemed to have been given at the time when mailed at any office of the United States Postal Service enclosed in a certified postage-paid envelope addressed to the respective party at the addresses set forth below or to such changed address as such party may have fixed by notice to the other party, provided, however, that any notice or change of address shall be affected only upon receipt and further provided that any notice may be personally delivered to the respective party by the party giving notice in lieu of being mailed.

        If to Company:



       Attention:  Board of Directors


        If to Glusic:


               13. BINDING EFFECT. This Agreement shall inure to the benefit of and shall be binding upon the Company, its successors and assigns, and any corporation which may acquire all or substantially all of the Company's assets or into which the Company may be consolidated or merged, and shall inure to the benefit of Glusic's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. Upon the Executive's death, all amounts to which he is entitled hereunder, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Glusic's devisee, legatee, or other designee, or, if there be no such designee, to Glusic's estate.

               14. GOVERNING LAW/CONSENT TO JURISDICTION. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida. The parties hereto agree to consent to the jurisdiction and venue of the courts of the State of Florida located in Broward County, Florida, and of the United States District Court for the Southern District Of Florida, and agrees that all disputes between the parties shall be litigated only therein.

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               15. ENTIRE AGREEMENT. This Agreement represents the entire agreement of the parties, and supersedes all prior understandings and agreements between the parties relating to the subject matter of the employment of Executive Contract. This Agreement may not be modified or amended except by an instrument in writing signed by all of the parties hereto.

               16. EXECUTION IN COUNTERPARTS. This Agreement may be executed by the parties hereto signing the same instrument, or by each party hereto signing a separate counterpart or counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. The parties agree that documents executed by facsimile shall be acceptable in this transaction, and the signatures thereof shall have the same force and effect as original signatures.

               17. WAIVER. The failure of any party to insist in any one or more instances upon performance of any terms or conditions of this Agreement shall not be construed as a waiver of future performance of any such term, covenant or conditions, but the obligations of either party with respect thereto shall continue in full force and effect.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal the day and year above first written.


Magnum D'Or Resources, Inc.

By:    /s/ Joseph J. Glusic
       -----------------------------

Title: Chief Executive Officer and President



By:    /s/ Joseph J. Glusic
       -----------------------------

Title: Employee


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